EXHIBIT 77M
On April 16, 2012, the Registrant acquired substantially all of the assets and liabilities of the OM Analytic U.S.
Long/Short Fund, the OM Barrow Hanley Value Fund, the Capital Growth Fund, the OM International Small Cap Fund, the OM TS&W Mid Cap Value Opportunities Fund, and the OM TS&W Small Cap Value Opportunities Fund, each an investment portfolio of Old Mutual Funds I (the "OM Funds"), another registered open-end investment company, pursuant to an Agreement and Plan of Reorganization dated October 4, 2011 (the "Agreement") and approved by the shareholders of the OM Funds (the "Reorganizations"). The Reorganizations were accomplished through a tax-free exchange of an equal aggregate value of
newly-issued common shares of the Registrant.   The Boards of
Trustees of each of the Registrant and the OM Funds approved its respective Reorganization.
On October 28, 2012, in connection with the Reorganizations, the Registrant filed a Preliminary Registration Statement on Form N-14 (the "N-14 Registration Statement'). The N-14 Registration Statement contained the proxy materials soliciting the approval of the Reorganizations by the shareholders of the OM Funds. A filing on Form 497 was made on December 6, 2012. Post-Effective Amendment No. 1 to Form N-14 was filed on November 30, 2011 and Post-Effective
Amendment No. 2  to Form N-14 was filed on April 27, 2012.
The N-14 Registration Statement as amended was declared effective by the Commission on April 27, 2012.
On April 16, 2012 (the "Closing Date"), pursuant to the Agreement , the following acquisitions occurred:
1.	 Net assets of the OM Analytic U.S. Long/Short Fund
valued at  $21,638,731 (1,722,142 shares outstanding)
were transferred  for 1,722,142 newly issued shares of
the Touchstone U.S. Long/Short Fund, a series of the
Registrant;
2.	Net assets of the OM Barrow Hanley Value Fund valued at
$118,385,619 (17,118,623 shares outstanding) were
transferred for 17,118,623 newly issued shares of the
Touchstone Value Fund;
3.	Net assets of the OM Large Cap Growth Fund valued at
$193,000,739 (9,458,968 shares outstanding) were
transferred for 9,458,968 newly issued shares of the
Touchstone Capital Growth Fund;
4.	Net assets of the OM International Small Cap Fund valued
at $94,539,664 (8,488,001 shares outstanding) were
transferred for 8,488,001 newly issued shares of the
Touchstone International Small Cap Fund;
5.	Net assets of the OM TS&W Mid Cap Value Fund valued at
$163,004,026 (18,535,707 shares outstanding) were
transferred for 18,535,707 newly issued shares of the
Touchstone Mid Cap Value Opportunities Fund;  and
6.	Net assets of the OM TS&W Small Cap Value Fund valued at
$105,855,279 (5,843,115 shares outstanding) were
transferred for 5,843,115 newly issued shares of the Touchstone Small Cap Value Opportunities Fund.
The OM Funds filed an application for deregistration under the Investment Company Act of 1940, as amended (the "1940 Act"), on form N-8F on April 26, 2012. A Notice was issued May 25,
2012 and an order was issued under Section 8(f) of the 1940
Act declaring that the OM Funds ceased to be a registered investment company under the 1940 Act.
A copy of the Agreement is attached to this form as part of the Exhibit to sub-item 77Q.